Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FIRST QUARTER 2006 RESULTS
DALLAS — (BUSINESS WIRE) — May 9, 2006 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the first quarter of 2006. Company highlights for the first quarter include:
Financial Highlights
•	Revenues of $32.1 million increased $7.9 million or approximately 33 percent from the first quarter of 2005.

•	Income from operations of $3.5 million increased 30 percent from the comparable period of the prior year.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $8.8 million increased 53 percent from the prior year period.

•	Net loss of $0.9 million or a $0.03 loss per share, versus a $0.04 loss per share in the first quarter of 2005. For comparability, these results exclude the expense of non-cash stock-based compensation in the first quarter of 2006 and the gain on a treasury rate lock in the first quarter of 2005.

•	Cash earnings (net income plus depreciation and amortization) of $2.4 million, or $0.09 per diluted share, versus $2.2 million for the first quarter of 2005, excluding the effects of stock-based compensation and the treasury rate lock.
Operational Highlights
•	Average physical occupancy rate on stabilized communities of 92 percent.

•	Operating margins (before property taxes, insurance and management fees) of 48 percent in stabilized independent and assisted living communities.

•	At all communities under management, same-store revenue increased 8 percent, net income increased 16 percent and financial occupancy increased 4 percentage points from the comparable period of the prior year.
Completed or Announced Transactions
•	Completed the $46.85 million acquisition of five senior housing communities through a joint venture formed with GE Healthcare Financial Services, which is expected to
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increase management fees by approximately $0.5 million per year while providing incremental opportunities from the Company’s equity participation.

•	Completed the $29.0 million sale/leaseback of the Towne Centre community, resulting in a gain of approximately $14.3 million (amortized over the initial 10-year lease term), the retirement of approximately $16.2 million of debt and incremental cash proceeds of approximately $12.7 million.

•	Announced a three community sale/leaseback transaction valued at approximately $54.0 million, which upon closing is expected to result in a gain of approximately $13.0 million (amortized over the initial 10-year lease term), a reduction of $29.6 million of debt and incremental cash proceeds of approximately $23.5 million.

•	Announced a six community sale/leaseback transaction valued at approximately $43.0 million, which upon closing is projected to result in a gain of between $3 and $4 million (amortized over the initial 10-year lease term), and incremental cash proceeds of approximately $4.5 million.

•	Announced the Company’s intention to use available cash to pay down debt and to refinance nearly all of the remaining variable rate debt at fixed interest rates approximately 200 basis points below current levels.
“Our experienced and dedicated team continues to build on the accomplishments of the past year,” said James A. Stroud, Chairman of the Company. “Both revenues and income from operations increased by approximately 30 percent from those reported in the first quarter of last year. We completed or announced a number of significant transactions in the first quarter using our sale/leaseback and joint venture acquisition business strategies. Our capital structure continues to improve, with both increased cash and reduced debt. These first quarter accomplishments are a part of continuing to execute the Company’s 2006 business plan.”
OPERATING AND FINANCIAL RESULTS
For the first quarter of 2006, the Company reported revenues of $32.1 million, compared to revenues of $24.2 million in the first quarter of 2005, an increase of approximately $7.9 million or 33 percent. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $8.0 million, or 34 percent, primarily as a result of consolidating seven communities, which were leased from Ventas, Inc. (“Ventas”) in two separate transactions that closed in the fourth quarter.
The number of consolidated communities remained at 36 throughout the first quarter. Financial occupancy of the consolidated portfolio increased by 2.9 percentage points in the last twelve months and ended the first quarter of 2006 at 89.1 percent.
Revenues under management increased approximately 13 percent to $45.6 million in the first quarter of 2006 from $40.4 million in the first quarter of 2005. Revenues under
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management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
While consolidated revenues increased by $7.9 million in the first quarter of 2006 compared to the prior year period, total expenses increased by approximately $7.1 million, resulting in a 30 percent increase in income from operations.
Operating expenses increased by $4.3 million from the first quarter of 2005. As a percentage of resident and healthcare revenues, operating expenses decreased from 69.0 percent last year to 65.0 percent this year.
General and administrative expenses were $0.6 million higher in the first quarter of 2006 than in the first quarter of 2005. Approximately $0.2 million of general and administrative expense in the first quarter of 2006 was due to the Company’s adoption of Statement of Financial Accounting Standards No 123 (revised) “Share-Based Payment.” The Company recognized compensation expense for new share-based awards and recognized compensation expenses for the remaining vesting periods of awards that had been included in pro-forma disclosures in prior periods.
Other factors contributing to the increase in general and administrative expenses were $0.2 million of additional employee compensation and benefit costs and $0.1 million of higher insurance costs.
General and administrative expenses as a percentage of revenues under management were approximately 5.9 percent in the first quarter of 2006, excluding the expense of non-cash share-based compensation, compared to 5.8 percent in the first quarter of 2005.
Lease costs for the quarter were approximately $2.1 million, reflecting an 8% lease rate on approximately $105.0 million of leases on seven communities.
Adjusted EBITDAR (defined as income from operations plus depreciation and amortization and facility lease expense) for the first quarter of 2006 was approximately $8.8 million, an increase of 53% from $5.8 million in the first quarter of 2005.
The Company recognized a gain on sale of assets of approximately $0.1 million in the first quarter of 2006 reflecting the amortization of the approximate $4.0 million gain realized on the sale of six communities to Ventas which had been owned by the Company’s joint venture with Blackstone Real Estate Advisors, Inc. This gain will be amortized over the initial ten-year term of the Company’s lease with Ventas. In addition, the Company recognized a gain of approximately $0.1 million related to the sale of a portion of the Company’s interest rate cap, which became unnecessary due to a pending refinancing.
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Interest expense net of interest income was $5.3 million in the first quarter of 2006, compared to $4.2 million in the first quarter of 2005. Interest expense includes loan fees and the write-off of unamortized loan costs when debt is re-paid or assumed by another party. The $1.1 million increase in interest expense is primarily due to higher rates on the Company’s variable rate debt. The Company’s weighted average interest rate on its variable mortgage debt was approximately 7.8 percent at the end of the first quarter of 2006, compared to 7.4 percent at the end of 2005 and 5.7 percent at the end of the first quarter of 2005.
The Company anticipates completing a significant refinancing in the second quarter of 2006 which will affect 19 of the Company’s 28 wholly-owned communities. Of these 19 communities, 15 are anticipated to be refinanced at fixed interest rates which are approximately 130 basis points over the yield on the 10-year treasury note, resulting in savings of approximately 200 basis points over current variable rates. The principal amount of the fixed-rate refinancing is expected to be approximately $110.0 million, after a pay down of approximately $15.0 million. Annual interest savings are expected to be approximately $3.5 million from current levels as a result of the lower fixed rates and the reduced principal.
Upon completion of this refinancing, there will remain only four communities with variable rate debt and these communities have an interest rate cap in place which limits the Company’s LIBOR exposure to 5.0 percent. LIBOR presently exceeds 5.0 percent, making the cap effective.
The other nine wholly-owned communities are all financed at fixed rates with a weighted average rate of 6.8% and include three communities which are expected to be sold and leased back, with the buyer assuming the debt.
The Company reported a pre-tax loss of approximately $1.6 million in the first quarter of 2006 compared to a pre-tax loss of approximately $1.2 million in the first quarter of 2005. Excluding the expense of non-cash stock-based compensation in the first quarter of 2006 and the gain on a treasury rate lock in 2005, the pre-tax loss improved by approximately $0.1 million from the first quarter of the prior year.
The Company reported a net loss of $1.0 million in the first quarter of 2006, equivalent to a loss of $0.04 per share. Excluding the expense of non-cash stock-based compensation, the Company’s net loss is equivalent to $0.03 per share.
In the first quarter of 2005, the Company recorded a gain of nearly $0.3 million on treasury rate lock agreements. Excluding this gain, the Company’s net loss in the first quarter of 2005 was $0.04 per share.
The Company generated cash earnings (defined as net income plus depreciation and amortization) of $2.4 million, or $0.09 per diluted share, in the first quarter of 2006, versus $2.2 million in the first quarter of 2005, excluding the effects of stock-based compensation and the treasury rate lock.
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“Our 2006 business plan has positioned us well to create value for our shareholders,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Organically, we continue to increase occupancies, rental rates and operating income, while industry fundamentals continue to improve. Our joint venture acquisitions enable us to expand our portfolio while earning management fees and a substantial return on our investment. And our sale/leaseback transactions with major health care REIT’s monetize equity in our communities, while retaining the management and net operating income from the properties. We have completed or announced nearly $400 million of transactions in the last six months, including the pending refinancing, which will increase EBITDAR by approximately $16 million, pre-tax income by approximately $11 million, cash by approximately $30 million and will reduce consolidated debt by approximately $62 million. We are growing our business while strengthening the balance sheet.”
Capital Overview and Financing
The Company had total mortgage debt of $237.2 million on March 31, 2006 versus $255.0 million at the end of 2005. Approximately $156.8 million of debt, or 66 percent of the total, was at variable rates averaging 7.8 percent, with interest rate caps limiting the Company’s LIBOR exposure to five percent. Approximately $80.4 million, or 34 percent of the total, was at fixed rates averaging 6.8 percent.
The Company has $47.0 million of debt with a single lender maturing in January 2007. This debt is classified a current liability. However, the Company expects to refinance this entire amount as part of the refinancing described earlier.
As of March 31, 2006, the Company had $26.3 million of cash and cash equivalents, and $144.7 million in shareholder’s equity.
1Q06 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s first quarter 2006 financial results. The call will be held on Wednesday, May 10, 2006 at 11:00 am Eastern Time.
The call-in number is 913-981-5540, confirmation code 9735648. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 10, 2006 at 2:00 pm Eastern Time, until May 18, 2006 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9735648. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,000 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 8 leased communities and 14 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,263	$21,831
Restricted cash	—	973
Accounts receivable, net	2,700	2,586
Accounts receivable from affiliates	516	432
Federal and state income taxes receivable	1,428	1,840
Deferred taxes	591	591
Assets held for sale	2,034	2,034
Property tax and insurance deposits	5,546	5,081
Prepaid expenses and other	1,969	2,729

Total current assets	41,047	38,097
Property and equipment, net	356,423	373,007
Deferred taxes	9,266	8,217
Investments in limited partnerships	4,177	1,401
Other assets, net	14,693	13,329

Total assets	$425,606	$434,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,617	$2,834
Accounts payable to affiliates	—	119
Accrued expenses	8,908	10,057
Current portion of notes payable	51,575	7,801
Current portion of interest rate lock	—	2,573
Current portion of deferred income	3,243	1,370
Customer deposits	2,473	2,483

Total current liabilities	68,816	27,237
Deferred income	16,426	3,641
Deferred income from affiliates	64	48
Other long-term liabilities	—	4,977
Notes payable, net of current portion	195,647	252,733
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000 Issued and outstanding shares — 26,313 and 26,290 in 2006 and 2005, respectively	263	263
Additional paid-in capital	126,417	126,180
Retained earnings	17,973	18,972

Total shareholders’ equity	144,653	145,415

Total liabilities and shareholders’ equity	$425,606	$434,051

(in thousands)
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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Revenues:
Resident and health care revenue	$31,396	$23,374
Unaffiliated management services revenue	411	393
Affiliated management services revenue	308	471

Total revenues	32,115	24,238
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	20,402	16,124
General and administrative expenses	2,875	2,325
Facility lease expense	2,128	—
Depreciation and amortization	3,257	3,134

Total expenses	28,662	21,583

Income from operations	3,453	2,655
Other income (expense):
Interest income	70	23
Interest expense	(5,329)	(4,230)
Gain on sale of assets	197	—
Gain on interest rate lock	—	267
Other income	54	110

Loss before income taxes and minority interest in consolidated partnership	(1,555)	(1,175)
Benefit for income taxes	556	414

Loss before minority interest in consolidated partnership	(999)	(761)
Minority interest in consolidated partnership	—	3

Net loss	$(999)	$(758)

Per share data:
Basic loss per share	$(0.04)	$(0.03)

Diluted loss per share	$(0.04)	$(0.03)

Weighted average shares outstanding — basic	25,940	25,754

Weighted average shares outstanding — diluted	25,940	25,754

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CAPITAL SENIOR LIVING CORPORATION
RECONCILIATION OF NON-GAAP ITEMS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2006	2005
EBITDAR reconciliation:
Income from operations	$3,453	$2,655
Depreciation and amortization	3,257	3,134
Facility lease expense	2,128	—

EBITDAR	8,838	5,789

Adjusted net loss and net loss per share reconciliation:
Net loss	$(999)	$(758)
Stock-based compensation, net of tax	109	—
Gain on interest rate lock, net of tax	—	(173)

Adjusted net loss	(890)	(931)

Adjusted net loss per diluted share	(0.03)	(0.04)

Diluted shares outstanding	25,940	25,754

Adjusted cash earnings and cash earnings per share reconciliation:
Net loss	$(999)	$(758)
Depreciation and amortization	3,257	3,134
Stock-based compensation, net of tax	108	—
Gain on interest rate lock, net of tax	—	(173)

Adjusted cash earnings	2,366	2,203

Adjusted cash earnings per diluted share	0.09	0.09

Diluted shares outstanding	25,940	25,754

Adjusted pretax loss reconciliation:
Net loss	$(999)	$(758)
Benefit for income taxes	556	414

Pretax loss	(1,555)	(1,172)
Stock-based compensation, net of tax	168	—
Gain on interest rate lock, net of tax	—	(267)

Adjusted pretax loss	(1,387)	(1,439)

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q1 06	Q1 05	Q1 06	Q1 05	Q1 06	Q1 05

Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	29	29	4,831	4,831	4,324	4,324
Leased	7	—	1,416	—	1,110	—
Joint Venture communities (equity method)	9	10	1,087	1,867	921	1,576
Third party communities managed	14	15	1,765	1,970	1,518	1,688

Total	59	54	9,099	8,668	7,873	7,588

Independent living			7,413	7,331	6,366	6,340
Assisted living			1,516	1,167	1,338	1,078
Skilled nursing			170	170	169	170

Total			9,099	8,668	7,873	7,588

II. Percentage of Operating Portfolio
Consolidated communities
Owned	49.2%	53.7%	53.1%	55.7%	54.9%	57.0%
Leased	11.9%	0.0%	15.6%	0.0%	14.1%	0.0%
Joint venture communities (equity method)	15.3%	18.5%	11.9%	21.5%	11.7%	20.8%
Third party communities managed	23.7%	27.8%	19.4%	22.7%	19.3%	22.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			81.5%	84.6%	80.9%	83.6%
Assisted living			16.7%	13.5%	17.0%	14.2%
Skilled nursing			1.9%	2.0%	2.1%	2.2%

Total			100.0%	100.0%	100.0%	100.0%

Selected Operating Results
I. Consolidated communities
Number of communities	36	29
Resident capacity	6,247	4,831
Unit capacity	5,434	4,324
Financial occupancy (1)	89.1%	86.2%
Revenue (in millions)	31.3	23.3
Operating expenses (in millions) (2)	18.0	14.0
Operating margin	42%	40%
Average monthly rent	2,179	2,122
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	90.8%	87.3%
Revenue (in millions)	10.8	9.9
Operating expenses (in millions) (2)	6.0	5.9
Operating margin	44%	40%
Average monthly rent	1,860	1,777
III. Communities under management
Number of communities	59	54
Resident capacity	9,099	8,668
Unit capacity	7,873	7,588
Financial occupancy (1)	88.0%	84.0%
Revenue (in millions)	45.6	40.4
Operating expenses (in millions) (2)	25.2	23.1
Operating margin	45%	43%
Average monthly rent	2,229	2,138

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IV. General and Administrative expenses as a percent of Total Revenues under Management (excluding share-based compensation)
First Quarter	5.9%	5.8%
V. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	80,374	42,537
Variable rate debt, with a cap	33,000	184,336
Variable rate debt, no cap or floor	129,452	27,548

Total debt	242,826	254,421

Fixed rate debt — weighted average rate	6.8%	8.0%
Variable rate debt — weighted average rate	7.8%	5.7%
Total debt - weighted average rate	7.5%	6.1%
(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the quarter.

(2)	- Excludes management fees, insurance and property taxes.
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